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Exhibit 10.5

          Employment Agreement, dated July 6, 1989, between William H. Brenton and Brenton Banks, Inc.
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Employment Agreement

     This Agreement is made this sixth day of July, 1989 by and between Brenton Banks, Inc., an Iowa corporation (Company) and
William H. Brenton(Employee).

Witnesseth:

     Whereas, Employee is currently a key employee of the Company holding the office of Chairman of the Company and serving on significant committees of the Company and on boards of directors and significant committees of subsidiaries of the Company, and

     Whereas, the retention of Employee's services for and on behalf of the Company is of material importance to the preservation and enhancement of the Company's business, and

     Whereas, Employee has agreed to remain in the employ of the Company in return for the Company's promises stated in this Agreement.

     Now, Therefore, in consideration of the mutual covenants set forth in this Agreement the Company and Employee agree as follows:

     1. Term of Employment. Company hereby employs Employee on the terms and conditions set forth in this Agreement and Employee hereby accepts such employment and agrees to render services to the Company on the terms and conditions set forth in this Agreement. The term of employment shall continue until December 31, 1994 unless sooner terminated as provided in subsequent paragraphs of this Agreement. During the term of employment Employee shall perform such executive services for the Company as may be consistent with his title and from time to time assigned to him by the Board of Directors of the Company. The services of Employee shall be performed principally in Des Moines, Iowa.

     2. Duties and Offices. Until the annual stockholders meeting in May 1990, Employee shall hold his present office of Chairman of the Company and, subject to the rights of the stockholders, shall be a member of and Chairman of the Board of Directors of Company. Unless otherwise agreed between Employee and the Company,
Employee while Chairman shall serve on such committees and subsidiary boards of directors and hold such subsidiary offices as has been customary for the Chairman of the Company and receive customary compensation for all such service. From the annual stockholders meeting in May 1990 until December 31, 1994 Employee shall hold the office of Vice Chairman of the Company. Unless otherwise agreed between Employee and the Company, Employee while Vice Chairman shall, if Employee so desires, serve on subsidiary boards of directors and on committees on which he now serves or on which Employee desires to serve or on which the Chairman or the President then serves and, subject to the rights of the stockholders, shall be a member of the Board of Directors of the Company and receive customary compensation for all such service. While Vice Chairman and a member of the Board of Directors he shall serve as Chairman of the Executive Committee of the Board of Directors. While Vice Chairman, Employee may perform consulting services for outside companies and individuals provided each engagement is disclosed to the Company and presents no conflict of interest with the Company. The Company recognizes that the duties of Vice Chairman will not require as much time commitment as the duties of Chairman.
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     3. Compensation.  Employee's base salary through December 31,
1994 shall be not less than the greater of (a) Employee's base salary for 1989 or (b) the higher of the base salaries in effect from time to time for C. Robert Brenton or J. C. Brenton. Employee's base salary shall be increased commensurate with general increases in the base salaries of other senior executives. The base salary may be increased from time to time by the Board of Directors. In addition to base salary, Employee shall be entitled to participate in bonus, stock option, pension, profit sharing and other programs available to other senior executives and shall be entitled to other benefits, expense reimbursement and allowances now or in the future available to other senior executives, all on a basis not less favorable than the best available to C. Robert Brenton or J. C. Brenton.

     4. Retirement. Employee shall retire on December 31, 1994. Employee may retire earlier if Employee so desires. Upon retirement, the Company shall pay Employee $50,000 as a lump sum retirement benefit. In addition, upon retirement, the Company shall pay Employee as an additional lump sum retirement benefit the amount, if any, by which $160,000 multiplied by Employee's years (or fractional years) of service from January 1, 1990, through the date of retirement exceeds the amount of base salary and bonuses paid to Employee for such period. After retirement, the Company shall make an office (with reasonable secretarial help) available for use by Employee during his lifetime; however, this obligation shall cease at such time as there is a change in control of the Company as defined in Section 280G of the Internal Revenue Code. After retirement Employee may serve as a member of the boards of directors of subsidiary banks as Employee desires and, subject to the rights of the stockholders, shall, if Employee desires, be a member of the Board of Directors of the Company and shall receive customary compensation for all such service.

     5. Supplemental Retirement Income. Commencing with Employee's retirement, the Company shall pay to Employee $50,000 per year in equal monthly installments, subject to adjustment as provided below. If Employee dies, such payments shall continue to Employee's spouse. Such payments shall continue from the date of commencement until December 31, 2004, or, if earlier, the date on which both Employee and his spouse are deceased. The amount of such payments shall be adjusted as of the commencement date of the payments and as of each fifth anniversary of the commencement date to reflect increases in the Consumers Price Index (or other appropriate index) which have occurred since the date of this Agreement, but in no event shall the amount of increase due to such adjustment exceed one-half of the amount of such payments prior to the adjustment. (For example, if payments commence on January 1, 1995, and if the Consumer Price Index in December 1994 is 110% of the Consumer Price Index on the date of this Agreement and in December 1999 is 120% of the Consumer Price Index on the date of this Agreement, then the amount of such payments would be $55,000 per year for 1995 through 1999 and $60,000 per year for 2000 through 2004).

     6. Death Before Retirement. If Employee dies before retirement and is survived by his spouse, the payments set forth in paragraph 5 shall be made to his spouse commencing upon Employee's death but not beyond his spouse's death, and his spouse shall receive the benefits provided in paragraphs 13 and 15, and shall receive the benefits provided in paragraph 4 as though Employee had retired upon his date of death.

     7. Disability. In the event Employee becomes permanently disabled prior to retirement, Employee shall retire upon the date of determination of permanent disability and shall receive the benefits provided in paragraphs 4, 5, 12, 13 and 15.
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Employee shall be deemed permanently disabled if Employee has been absent from his duties for three consecutive months and a licensed physician chosen by the Company determines that Employee has a physical or mental condition which renders him incapable of performing his usual and customary employment with the Company.
In the event of temporary disability while employed, Employee shall receive disability benefits pursuant to disability plans applicable to other senior executives.

     8. Termination for Just Cause by Company. The Board of Directors of the Company shall have the right to terminate Employee's employment for just cause. Upon termination for just cause, Employee shall be deemed to have retired upon the date of termination and shall receive the benefits provided in paragraphs 4, 5, 12, 13 and 15. Termination for just cause by the Company shall mean and be limited to termination for (a) personal dishonesty, breach of fiduciary duty involving personal profit, conviction of a felony involving moral turpitude, or (b) the willful and continued failure by Employee to substantially perform his duties hereunder (other than any such failure resulting from Employee's incapacity due to physical or mental illness) after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes Employee has not substantially performed his duties and that gives Employee a reasonable time to conform his performance of duties to those required under this Agreement. For purposes of this paragraph, no act or failure to act on Employee's part shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. After termination pursuant to this paragraph, Employee shall be entitled to compete with the Company without limitation, except that Employee shall make no use of confidential information learned during his employment with the Company.

     9. Termination For Just Cause by Employee. Employee shall have the right to terminate his employment for just cause. Commencing upon the effective date of termination for just cause by the Employee, the Company shall pay Employee in equal monthly installments until December 31, 1994, the amounts to which Employee would have been entitled under paragraph 3 if he had remained employed by the Company under this Agreement, including participation, or amounts equivalent to participation, in the Company's qualified pension plan. Commencing January 1, 1995, the Company shall pay to Employee or his spouse the benefits under paragraph 4, 5, 12, 13 and 15 as though Employee had retired on December 31, 1994. If Employee dies prior to December 31, 1994, he shall be deemed to have died before retirement and the provisions of paragraph 6 shall apply. Termination for just cause by Employee shall mean and be limited to termination within three months following (a) the assignment to Employee of any duties inconsistent with Employee's positions, duties, responsibilities or status within the Company in effect on the date of this Agreement or as provided in paragraph 2, (b) a material change in Employee's responsibilities, titles or offices as in effect on the date of this Agreement or as provided in paragraph 2, (c) the requirement that Employee perform his services principally at a location other than Des Moines, Iowa, or (d) a material default by the Company in the performance of its obligations under this Agreement. After termination pursuant to this paragraph, Employee shall be entitled to compete with the Company without limitations, except that Employee shall make no use of confidential information learned during his employment with the Company.

     10. Termination Without Just Cause. The Company shall have the right to terminate Employee's employment without just cause by giving Employee six months advance notice of such termination, or in lieu of such notice, by paying Employee an amount equal to six months base salary then in effect. In addition, commencing upon
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the effective date of termination, the Company shall pay Employee in equal monthly installments until December 31, 1994, the amounts to which Employee would have been entitled under paragraph 3 if he had remained employed by the Company under this Agreement including participation, or amounts equivalent to participation, in the Company's qualified pension plan. Commencing January 1, 1995, the Company shall pay to Employee or his spouse the benefits under paragraphs 4, 5, 12, 13 and 15 as though Employee had retired on December 31, 1994. If Employee dies prior to December 31, 1994, he shall be deemed to have died before retirement and the provisions of paragraph 6 shall apply. After termination pursuant to this paragraph, Employee shall be entitled to compete with the Company without limitation, except that Employee shall make no use of confidential information during his employment with the Company.

     11. Unfunded Agreement. Supplemental retirement benefits to be provided under this Agreement are unfunded obligations of the Company. Company shall not be required to segregate any monies from its general funds, to create any trust, to make any special deposits or to purchase any policies of insurance with respect to its obligations under this Agreement.

     12. Life Insurance.  Until Employee reaches age 70, the
Company shall continue in force the present life insurance policy on the life of Employee. After Employee reaches age 70, the Company shall until December 31, 2004, or Employee's death, contribute $7,500 per year towards life insurance premiums under a policy on Employee's life to be selected by Employee.

     13. Medical Insurance. Until the completion of payment of the supplemental retirement income pursuant to paragraph 5, the Company shall pay for Employee's and Employee's spouse medical insurance under a policy which, when combined with Medicare benefits, provides coverage not less favorable than now in effect, subject to requirements of the insuror based upon age.

     14. Limitation. In the event of termination for just cause by Employee pursuant to paragraph 9 or termination without just cause by the Company pursuant to paragraph 10, if such termination is contingent upon a change in control as provided in section 28OG of the Internal Revenue Code, and if the payments provided in paragraph 15, the second sentence of paragraph 9 or the second sentence in paragraph 10 would constitute an "excess parachute payment" as defined in section 28OG of the Internal Revenue Code, then in lieu of such payments the Company shall pay the Employee within 30 days after such termination an amount equal to 2.9 times the average aggregate annual compensation paid to Employee by the Company and includible in his gross income for federal income tax purposes during the five calendar years preceding the taxable year in which change in control occurs. The determination whether termination is contingent upon a change in control and whether such payments would constitute an "excess parachute payment" shall be made jointly by an independent certified public accountant selected by Employee and the independent certified public accountants responsible for preparing the Company's federal income tax return for the year in which such lump sum payment is made.

     15. Additional Benefits.  If the Company

         (a) prior to January 1, 1995, or
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         (b) after December 31, 1994 and prior to January 1, 2000,
incident to or in anticipation of an acquisition of control of the Company as defined in 12 CFR 225.41,

provides or agrees to provide post employment, severance payments or retirement benefits to C. Robert Brenton or J. C. Brenton other than payments pursuant to a qualified plan which are more favorable than those provided under this Agreement, then Employee, at his option, or his spouse, at her option if Employee is deceased, may elect to receive payments and benefits pursuant to the arrangement between the Company and C. Robert Brenton or J. C. Brenton, including retroactive adjustment in payments and benefits received by Employee or his spouse prior to the time the Company made such arrangement. If such arrangement between the Company and C. Robert Brenton or J. C. Brenton is made on or before December 31, 1994, the Employee or his spouse may elect to receive payments and benefits fully commensurate with such arrangement.
If such arrangement between the Company and C. Robert Brenton or
J. C. Brenton is made after December 31, 1994, then Employee or his spouse may elect to receive payments and benefits partially adjusted to be commensurate with such arrangement; if such arrangement is made during 1995 then the payments and benefits shall be 100% adjusted; during 1996, 80% adjusted; during 1997, 60% adjusted; during 1998, 40% adjusted, during 1999, 20% adjusted. If any determination under this paragraph requires determination of actuarial equivalency, such determination shall be made jointly by an independent certified public accountant selected by Employee or his spouse if Employee is then deceased and the independent certified public accountant responsible for preparing the Company's federal income tax return. As used in this paragraph, "the Company" shall include any entity providing payments or benefits in connection with any such employment, severance or retirement.

     For Example: If, incident to the acquisition of control, the Company during 1997 agrees with C. Robert Brenton to pay him a lump sum retirement benefit of $100,000 and the amount received by Employee upon his retirement on December 31, 1994, under paragraph 4 was $75,000, then the Company in 1997 would pay Employee 60% of $25,000, or $15,000 (subject to decrease by the estimators to reflect inflation from 1994 to 1997 and subject to increase by the estimators to reflect the time value of money from 1994 to 1997). If the Company during 1997 agreed with C. Robert Brenton to pay him supplemental retirement income of $60,000 per year until age 85, then the Company would (a) continue payments to Employee under paragraph 5 of this Agreement until Employee reaches age 85, (b) beginning in 1997 increase such payments from $50,000 to $56,000 (60% of the difference between $60,000 and $50,000), and (c) pay Employee in 1997 $18,000 (subject to adjustment for inflation and the time value of money) which is $6,000 for each of the three years from Employee's retirement date of December 31, 1994 to the beginning of 1997.

     16. General Provisions. Benefits under this Agreement shall not be subject in any manner to alienation sale, transfer, assignment, pledge, or encumbrance of any kind unless approved by the Board of Directors of the Company. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any benefit, whether presently or hereafter payable, shall be void unless so approved. Except as required by law, no benefit shall in any manner be subject to garnishment, attachment, execution, or other legal process, or be liable for or subject to the debts or liability of Employee or his spouse.

     In the event of litigation regarding this Agreement, the Company shall reimburse Employee or his spouse for all reasonable attorney fees and expenses incident to such
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litigation, if Employee or his spouse is the prevailing party.
Employee shall not be required to mitigate the amount of any payment under this Agreement, by seeking other employment or otherwise. This agreement may not be amended or otherwise modified without the consent of Employee or, after his death, his spouse. No waiver of any provision of this Agreement shall be effective unless in writing signed by the party sought to be charged with such waiver; the waiver of a provision upon one occasion shall not constitute the waiver of the same provision on a different occasion. This Agreement shall be binding upon the successors and assigns of the Company; a successor of the Company shall include any entity which succeeds to substantially all the assets of the Company, whether by merger, purchase or otherwise.

     This Agreement or the termination of employment pursuant to this Agreement shall have no adverse effect upon Employee's participation or rights under pension, profit sharing, stock, option or other plan of the Company.

     17. Notices. Notices under this Agreement shall be effective if hand delivered to Employee or to the Chairman (other than Employee) or Secretary of the Company, or if sent certified mail, return receipt requested to Employee at his then current place of residence or to the Chairman (other than Employee) or Secretary at the principal offices of the Company.

     In Witness Whereof, the parties have executed this Agreement effective the day and year first above written.

/s/ William H. Brenton
William H. Brenton, Employee

Brenton Banks, Inc.

By /s/ C. Robert Brenton
C. Robert Brenton, President

Approval of Board of Directors

     The undersigned, constituting all of the members of the Board of Directors of Brenton Banks, Inc., hereby approve the foregoing
Employment Agreement.

/s/ C. Robert Brenton
C. Robert Brenton

/s/ J. C. Brenton
J. C. Brenton

/s/ R. Dean Duben
R. Dean Duben

/s/ Thomas R. Smith
Thomas R. Smith

/s/ William H. Brenton
William H. Brenton
(signing but abstaining)

/s/ Steven T. Schuler
Steven T. Schuler
ATTEST
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